Exhibit 99.4

GIFT INSTRUMENT

CHARITABLE GIFT TO
MERIDIAN CHARITABLE FOUNDATION, INC.

          Meridian Interstate Bancorp, Inc. (the “Company”), desires to make a gift of its common stock to Meridian Charitable Foundation, Inc. (the “Foundation”), a nonprofit corporation organized under the laws of the Commonwealth of Massachusetts.  The purpose of the donation is to establish a bond between the Company and the communities in which it and its affiliates operate and to enable the community to share in the potential growth and success of the Company and its affiliates over the long term.  To that end, the Company now gives, transfers, and delivers to the Foundation 300,000 shares of its common stock, subject to the following conditions:

          1.          The Foundation’s primary purpose is to serve and make grants in the local communities in which East Boston Savings Bank maintains a banking office, in accordance with the provisions of the Foundation’s Amended and Restated Articles of Organization.

          2.          As long as the Foundation controls shares of Company common stock, it must vote those shares in the same ratio as all other shares voted on each proposal considered by the stockholders of the Company.

Dated: ___________	MERIDIAN INTERSTATE BANCORP, INC.

By:

Its:

Agreed and Accepted

MERIDIAN CHARITABLE FOUNDATION, INC.

By:

Its: